EXHIBIT 99
For Immediate Release

SCOTT'S LIQUID GOLD-INC.
STATES CORRECTION AND REPLACEMENT OF
PRESS RELEASE ANNOUNCING FY2005 OPERATING RESULTS

DENVER - (BUSINESS WIRE) - March 15, 2006 - In BW5995 issued
March 14, 2006:  In the financial table, under "Year
Ended December 31," the year over the left column should read "2005" and the year over the right column should read "2004".

The corrected release reads:

SCOTT'S LIQUID GOLD-INC. ANNOUNCES FY2005 OPERATING RESULTS

Scott's Liquid Gold-Inc. (OTC BB: "SLGD"), which develops, manufactures and markets household and skin care products, today announced its operating results for the year 2005.

For the twelve months ended December 31, 2005, the Company reported a net loss of ($198,100), or ($0.02) per share, on net sales of approximately $24.0 million. These results compared with a net loss of approximately ($903,100), or ($0.09) per share, on net sales of approximately $22.6 million, in the previous year. The Company experienced a net loss of ($248,400), was recorded in the fourth quarter of 2005, versus prior year fourth quarter net income of $83,400. Net sales of $6,385,900 in the quarter ended
December 31, 2005, compared with net sales of $7,013,600 in the year-earlier period.

Mark E. Goldstein, Chairman of the Board and Chief Executive Officer of Scott's Liquid Gold-Inc., commented "During 2005 we experienced an increase in sales of our Alpha Hydrox skin care products because of the introduction of new Alpha Hydrox products, while experiencing a decrease in our line of household products and a small decrease in sales of our Montagne Jeunesse sachet products. Our net loss for 2005 was $198,100 versus $903,100 for 2004. Our improvement over last year was primarily due to the increase in sales from our new Alpha Hydrox product introductions. We have been advertising both our household chemical products and our skin care products in the first quarter of 2006. As a result of this advertising expense and lower than expected sales in the beginning of 2006, we anticipate that we will experience a net loss for the first quarter of 2006 and most likely will have a net loss at least through the first half of 2006."

Scott's Liquid Gold-Inc. develops, manufactures and markets high quality household and consumer products, including Scott's Liquid Gold wood cleaners/preservatives, Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott's Liquid Gold-Inc. also distributes skin care and other sachets of Montagne Jeunesse. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol "SLGD".

Additional information on Scott's Liquid Gold-Inc. and its products can be accessed on the World Wide Web: www.scottsliquidgold.com, www.alphahydrox.com, www.touchofscent.com, and www.neotericdiabetic.com.

This press release may contain "forward-looking" statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company's performance inherently involve risks and uncertainties that could cause actual results to differ from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; consumer acceptance of the new Alpha Hydrox products; competitive factors; any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreement with Montagne Jeunesse; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; adverse developments in pending litigation; the loss of any executive officer; and other risks discussed in this release and in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
Jeffry B. Johnson at (303) 373-4860



SCOTT'S LIQUID GOLD-INC. & SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

                          Quarter ended             Year ended
                            December 31,            December 31,
                    ------------------------  -----------------------
                        2005         2004        2005         2004
                    -----------  -----------  -----------  -----------
Net sales          $ 6,385,900  $ 7,013,600   $24,139,200  $22,647,200
Operating costs
 and expenses:
    Cost of sales    3,762,000    4,057,600    13,514,500   12,907,200
    Advertising        644,900      405,300     1,275,200    1,143,400
    Selling          1,511,600    1,642,200     5,933,600    5,804,800
    General and
     administrative    682,900      785,500     3,462,000    3,557,900
                    -----------  -----------  -----------  -----------
                     6,601,400    6,890,600    24,185,300   23,413,300
                    -----------  -----------  -----------  -----------

Income (loss) from
 operations            (215,500)     123,000      (46,100)    (766,100)
Interest income          12,100       11,600       42,300       42,500
Interest expense        (45,000)     (49,500)    (194,300)    (177,800)
                    -----------  -----------  -----------  -----------
Loss before income
 taxes                 (248,400)      85,100     (198,100)    (901,400)
Income tax expense        -            1,700        -            1,700
                    -----------  -----------  -----------  -----------

Net income (loss)   $  (248,400) $    83,400  $  (198,100) $  (903,100)
                    ===========  ===========  ===========  ===========

Net income (loss)
 per common share:
    Basic and
     Diluted        $     (0.02) $     -      $     (0.02) $     (0.09)
                    ===========  ===========   ===========  ===========

Weighted average
 shares outstanding:
    Basic and
     Diluted         10,501,700   10,434,000   10,484,600   10,404,500
                    ===========  ===========  ===========  ===========